SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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MAYTAG CORPORATION

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April 22, 2003

[FORM OF LETTER TO CERTAIN STOCKHOLDERS]

RE:    Maytag Corporation

I am writing to solicit your support for the position of Maytag and its Board of Directors on certain proposals to be voted at the Maytag Annual Meeting on May 8, 2003. For your convenience an extra copy of the proxy statement is enclosed with this letter.

Though I hope that the arguments set forth in the proxy statement are persuasive, I want to be sure that our reasoning is clear on these matters of special significance to Maytag.

I.	Two Management Proposals to Eliminate Supermajority Voting Provisions in the Restated Certificate of Incorporation

In previous years, Maytag stockholders approved a stockholder proposal requesting that the Board act to eliminate provisions of our Restated Certificate of Incorporation and bylaws that require a supermajority vote of stockholders. The Board considered the stockholder vote on this issue and recommends approval by Maytag’s stockholders of an amendment to the Restated Certificate of Incorporation to eliminate Articles “Ninth” and “Eleventh”. Both Articles contain supermajority voting provisions and were designed to protect stockholders in the event of certain unsolicited attempts to acquire control of Maytag. If both proposals receive the required votes for passage, the shareholder vote required for business combinations will be a simple majority of the shares outstanding to pass, except for certain circumstances under Delaware law. Accordingly, please vote “Yes” on Proposals 3 and 4.

II.	Two Stockholder Proposals Concerning Stockholder Adoption of Stockholder Rights Plans and Annual Election of Directors

Both these proposals passed by a majority of stockholders voting in 2001 and 2002. After careful consideration, the Board believes that these proposals are not in the best interests of Maytag’s stockholders. A classified board and a Rights Plan protect stockholders of Maytag from unfair and abusive takeover tactics. Maytag’s independent Board (9 of the 10 members are outside directors) recognizes the obligation to fulfill its fiduciary duties to Maytag and its stockholders. With the flexibility provided by the Rights Plan and the continuity provided by the classified board structure, the Board believes it is in the best position to negotiate with a potential acquirer to achieve the best result for all stockholders. Further, a recent study of acquisitions of publicly traded companies in the United States found that the median takeover premium paid for companies that had a rights plan in place was 4 percent higher than for companies that did not. (Study conducted by J.P. Morgan & Co., May 2001) Accordingly, please vote “No” on Proposals 5 and 6.

III.	Stockholder Proposal Concerning a Stock Retention Policy for Executives and Directors

The stockholder proposal suggesting that the Board of Directors adopt a policy under which senior executives and directors commit to hold throughout their tenure at least 75% of all Maytag shares that they obtain by exercising stock options is not, in the opinion of the Board, nearly as effective as Maytag’s current policy regarding stock ownership. Maytag specifies guidelines that executive officers purchase and hold from one and one-half to six times their base salary for the duration of their position. In order for Maytag executives to reach this specified guideline of stock ownership, it is necessary that each executive invest their personal funds. Simply exercising and holding even 100% of all shares obtained by exercising stock options would not be sufficient. While the directors are not covered by the stock ownership policy, they are expected to hold a meaningful stock position in Maytag and do, in fact, own either directly or in restricted stock units, a amount of stock valued in excess of three times the annual director retainer. Accordingly, please vote “No” on Proposal 7.

Maytag’s Board has actively and aggressively addressed good corporate governance. It implemented several policies relating to governance of the corporation including:

•	All committees have adopted charters which list the committees’ responsibilities and the qualifications of the members. Each charter has been posted on Maytag’s website since August 2002.

•	All directors are independent with the exception of the CEO.

•	An independent director has been appointed as lead director. The lead director presides at executive sessions of the Board, which are held with and without the CEO, at every board meeting.

•	The Board and each committee have the authority to retain outside advisors as needed.

•	The Board has access to management of Maytag, other than the CEO.

•	Candidates for directors are selected by a committee comprised of three independent directors.

•	We have a policy that limits the number of other boards upon which our directors may serve.

•	The Audit, Compensation, Finance and Nominating and Governance Committees are all made up of independent directors. Each committee holds an executive session each quarter.

•	The performance of the Board and each committee is reviewed annually.

•	In 2002, the audit and audit-related fees paid to the independent auditor (using ISS’ definition) far exceeded any non-audit related fees. The only non-audit related fees were $263,000, which were primarily for tax compliance services.

•	We ensure that our employees are regularly reminded of Maytag’s Code of Business Conduct; the Code is posted on Maytag’s website.

In conclusion, Maytag and our Board of Directors are committed to good corporate governance. We believe that we are focusing on the governance issues that will generate greater value to our stockholders and improve our performance as a company and ask that you support the position of Maytag and our Board of Directors in this effort.

Sincerely,

/s/ Ralph F. Hake
Chairman and Chief Executive Officer

Enclosure:  2003 Proxy Statement